UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PRECISION CASTPARTS CORP.

(Name of Registrant as Specified In Its Charter)

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PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 440

Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 16, 2006

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Wednesday, August 16, 2006 at 9:00 a.m., Pacific Time, in the Columbia Room of the Avalon Hotel, 0470 SW Hamilton Court, Portland, Oregon. The Company will conduct the following business:

1.	Electing two directors to serve for three-year terms;

2.	Amending the Restated Articles of Incorporation to increase the authorized Common Stock to 450,000,000 shares;

3.	Reapproving the 2001 Stock Incentive Plan; and

4.	Conducting any other business that is properly raised before the meeting.

At this year’s meeting, management will forego a formal presentation of the Company’s performance for the past year and expectations for the year ahead. This information is already available on the Company’s website at www.precast.com. Management will be available at the meeting to answer shareholder questions. As a result, it is anticipated that the meeting will be shorter than has been the case in prior years.

Only shareholders of record at the close of business on June 23, 2006 will be able to vote at the meeting.

Your vote is important. Please sign, date and return your proxy card to us in the return envelope as soon as possible. If you plan to attend the meeting, please mark the appropriate box on the proxy card so we can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,

/s/ ROGER A. COOKE
Roger A. Cooke Secretary
Portland, Oregon July 3, 2006

PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 440

Portland, Oregon 97239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2006 Annual Meeting of Shareholders, which will be held on Wednesday, August 16, 2006 at 9:00 a.m., Pacific Time, in the Columbia Room of the Avalon Hotel, 0470 SW Hamilton Court, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. We are sending this statement and the enclosed proxy form and voting instructions to you on or about July 3, 2006.

Shareholders of record at the close of business on June 23, 2006 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 23, 2006 consisted of 135,276,274 shares of Common Stock, each of which is entitled to one vote on all matters to be presented at the meeting. The Common Stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) for the nominees listed in Proposal 1; (b) for the approval of Proposals 2,3 and 4; and (c) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Roger A. Cooke, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors consists of eight directors. As required by the Company’s bylaws, the Board of Directors is divided into three classes. The term of office for one of the classes expires each year. This year, the terms of Messrs. Donegan and Oechsle will expire and each is a nominee for reelection. If elected, the terms of Messrs. Donegan and Oechsle will expire in 2009. If either of them becomes unavailable for election for any reason, we will name a suitable substitute as authorized by your proxy.

The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years.

If a quorum of shares is present at the meeting, the two nominees for director who receive the greatest number of votes cast at the meeting will be elected directors. We will treat abstentions and broker nonvotes as shares present but not voting.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires
Nominees
Mark Donegan—49	2001	2006
Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He has held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003.

Vernon E. Oechsle—63	1996	2006
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes.

Directors Whose Terms Continue

Peter R. Bridenbaugh—65	1995	2007
President of P. Bridenbaugh, Inc., an organization providing consulting services; until retiring in January 1998, Executive Vice President—Automotive, Aluminum Co. of America, an integrated producer of aluminum and other products for the packaging, aerospace, automotive, building and construction, and commercial and industrial markets; from 1993 to 1996, Executive Vice President and Chief Technical Officer, Aluminum Co. of America.

Dean T. DuCray—65	1996	2008
Chairman, President and Chief Executive Officer of Jancor Companies, Inc., a manufacturer of vinyl products, since April 2002. Retired from York International Corp., a manufacturer of heating, air conditioning, ventilation and refrigeration equipment in April 1998 where he served as Vice President and Chief Financial Officer.

Don R. Graber—62	1995	2008
President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation; retired from Huffy January 2004. Mr. Graber was previously President of Worldwide Household Products Group, The Black & Decker Corporation. Mr. Graber is also a director of MTC Technologies, Inc. In October 2004, Huffy Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires
Byron O. Pond, Jr.—69	1999	2008
Retired; until 2005, Chairman, President and Chief Executive Officer Amcast Industrial Corporation, a producer of cast aluminum products for the automotive market, from February 2001 to February 2004 and from November 2004; from February 2004 to November 2004, Mr. Pond served as non executive Chairman of Amcast Industrial Corporation; retired in March 2000 as Chairman of Arvin Industries, Inc., a manufacturer and supplier of automotive parts. Mr. Pond also serves as a director of Cooper Tire and Rubber Company and GSI Group, Inc. In November 2004, Amcast Industrial Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Steven G. Rothmeier—59	1994	2007
Chairman and Chief Executive Officer of Great Northern Capital, a private investment and merchant banking firm, since March 1993. Mr. Rothmeier is also a director of Waste Management, Inc., Great Northern Asset Management and ArvinMeritor, Inc.

J. Frank Travis—70	1999	2007
Managing General Partner of Sivart Holdings, a limited partnership engaged in investment and investment management; from 1996 to 1999, Vice Chairman of Ingersoll-Rand Co., a diversified manufacturing company.

Board of Directors and Committees

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2006, the Board held 4 regular meetings and 3 special meetings. PCC encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all members attended the annual meeting.

The Board has three standing committees. The table below shows the number of meetings conducted in fiscal 2006 and the directors who currently serve on these committees. The functions of the committees are described in the paragraphs following the table.

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Bridenbaugh			X
Mr. Donegan
Mr. DuCray	X (Chair)
Mr. Graber		X	X (Chair)
Mr. Oechsle	X	X
Mr. Pond			X
Mr. Rothmeier		X (Chair)
Mr. Travis	X
2006 Meetings	20	3	3

The majority of the 20 meetings of the Audit Committee in fiscal 2006 were the result of conferences between the Committee, its advisors and PricewaterhouseCoopers LLP, the Company’s independent auditors for 2006, in monitoring the progress of the Committee’s independent investigation during the Fall of 2005.

During fiscal 2006, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served.

Corporate Governance

PCC maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics and charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “PCC Corporate Center” and then “Corporate Governance.” These corporate governance documents are also available in print to any shareholder who requests them. Such requests should be sent to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 440, Portland, OR 97239-4262.

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of PCC and its management;

•	All members of the board committees are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management;

•	PCC has a code of business conduct that also applies to all of its officers; and

•	PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters which are incorporated into a web-based and telephonic reporting program available to all employees.

No member of the Board is considered independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board of Directors has adopted categorical standards it uses to determine the independence of its members. These standards are consistent with the New York Stock Exchange corporate governance listing standards and provide that a director will not be deemed to be “independent” if:

Currently or within the preceding three years:

1. The director was employed by PCC or any of its subsidiaries;

2. An immediate family member of the director was employed by PCC or any of its subsidiaries as an executive officer;

3. The director, or an immediate family member of the director, received during any twelve-month period more than $100,000 in direct compensation from PCC or any of its subsidiaries, other than director and committee fees and pensions or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

4. The director, or an immediate family member of the director, was a partner or employee of a firm that is PCC’s internal or external auditor and personally worked on PCC’s audit;

5. The director or an immediate family member of the director was employed as an executive officer of another company on whose compensation committee any of PCC’s current executive officers at the same time served; or

6. The director was an employee of a company that made payments to, or received payments from, PCC or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

Currently:

1. The director is an employee of PCC’s internal or external auditor;

2. The director or an immediate family member of the director is a partner of PCC’s internal or external auditor;

3. An immediate family member of the director is an employee of PCC’s internal or external auditor and that person participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

4. An immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, PCC or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in law and anyone (other than domestic employees) who shares such director’s home.

The Board has reviewed the relationships between each of the directors and PCC and its subsidiaries and has determined that Messrs. Oechsle, Bridenbaugh, DuCray, Graber, Pond, Rothmeier and Travis are independent under the NYSE corporate governance listing standards and PCC’s categorical director independence standards and have no material relationships with PCC or its subsidiaries (other than being a director and shareholder of PCC). Mr. Donegan is not an independent director because he is an executive officer of PCC.

Meetings of the non-management directors are conducted under the direction of a non-management director, chosen on a rotating basis in advance of each meeting. Such director develops the agenda of matters he wishes the non-management directors to consider at their regularly scheduled meetings. Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Ste. 440, Portland, Oregon 97239-4262. PCC’s Vice President Regulatory and Legal Affairs will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to the presiding, non-management Board member. Shareholders and other interested parties may send communications to the Board of Directors using the same procedures.

The Nominating & Corporate Governance Committee has the responsibilities set forth in its charter, including:

1. Recommending the size of the Board within the boundaries imposed by the By-Laws.

2. Recommending selection criteria for nominees for election or appointment to the Board.

3. Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4. Recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5. Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating & Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent, as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company and awareness of the social, political and economic environment. The Nominating & Corporate Governance Committee uses a third-party executive search firm to identify candidates, review potentially eligible candidates and conduct background and reference checks and interviews with the candidates and others.

A copy of the Nominating & Corporate Governance Committee Charter can be found on our website at www.precast.com. Consistent with the rules of the NYSE, all members of the Nominating & Corporate Governance Committee are independent.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by the Company’s shareholders. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2007 Annual Meeting of Shareholders should do so in writing between June 1, 2007 and June 26, 2007, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 440, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder.

Audit Committee Disclosure

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent auditors for the Company; reviewing with the auditors the plan and scope of the audit and approving audit fees; monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

A copy of the charter can be found on our website at www.precast.com. Consistent with the rules of the New York Stock Exchange, all members of the Audit Committee are independent. The Board of Directors has determined that Messrs. DuCray, Oechsle and Travis are audit committee financial experts as defined by the Securities and Exchange Commission.

Report of the Audit Committee

The Audit Committee reports as follows:

•	The Audit Committee reviewed the Company’s audited financial statements and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and PricewaterhouseCoopers LLP, the Company’s independent auditors for fiscal 2006, which included a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•	The Audit Committee discussed with the independent auditors, PricewaterhouseCoopers LLP, matters required to be discussed by SAS No. 61 (Communication with Audit Committees), as amended.

•	The Audit Committee received from the independent auditors the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee discussed with the independent auditors the auditor’s independence from the Company and its management.

•	Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 2, 2006.

The Audit Committee dismissed PricewaterhouseCoopers LLP following the completion of its engagement for fiscal 2006 and appointed Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2007.

Dean T. DuCray, Chairman

Vernon E. Oechsle

J. Frank Travis

Principal Accounting Firm Fees

The Company incurred the following fees for services performed by the Company’s principal accounting firm, PricewaterhouseCoopers LLP, in fiscal 2006 and fiscal 2005:

2006
Audit Fees	$4,933,039
Audit Related Fees	12,418
Tax Fees	127,369
All other fees	—

2005
Audit Fees	$4,005,343
Audit Related Fees	66,456
Tax Fees	518,241
All other fees	—

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract.

Tax Fees include review and assistance with tax returns for various legal entities of the Company, global expatriate services and tax advice and planning for income and other taxes.

The Audit Committee appoints the outside auditor and approves the fee to be paid to the outside auditor. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the outside auditors, and approved all audit related and tax fees. Representatives of PricewaterhouseCoopers LLP and Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

Director Compensation and Stock Ownership Guidelines

The Company’s directors, other than full-time employees, are paid an annual retainer of $44,000, plus $2,000 for each Board meeting attended, and $1,500 for each committee meeting attended. An additional annual retainer of $10,000 is paid to the Chairman of the Audit Committee and additional retainers of $5,000 are paid to each of the Chairmen of the Compensation and Nominating & Corporate Governance Committees. Directors also receive equity compensation under the Company’s 2001 Stock Incentive Plan, as described below.

In May 2004, the Board of Directors approved a deferred stock unit program (the “Deferred Stock Unit Program”) under the Company’s 2001 Stock Incentive Plan. Under the Deferred Stock Unit Program, each nonmanagement director who continues as a director immediately following the Company’s annual meeting of shareholders will receive an annual deferred stock unit award. The award will entitle the director to receive one share of common stock of the Company for each vested deferred stock unit (“Deferred Stock Unit”) held by the director on the date the director ceases to be a director for any reason. The number of Deferred Stock Units granted each year will be determined by dividing $50,000 by the fair market value of the Company’s common stock on the date the Deferred Stock Units are granted. The Deferred Stock Units will vest in equal annual increments over a three year period following the date of grant beginning on the first anniversary of the grant date. Vesting will accelerate upon death or disability of the director, retirement of the director from the board of directors under the Company’s director retirement policy, or upon a change of control of the Company. The shares of common stock deliverable pursuant to the terms of the Deferred Stock Unit will be delivered by the Company upon termination of service as a director unless the director elects further deferral under the Deferred Stock Unit Program. If a director ceases to be a director for any reason that does not result in acceleration all unvested Deferred Stock Units held by the director are forfeited. If cash dividends are paid on the Company’s common stock while Deferred Stock Units are outstanding, the holder of Deferred Stock Units will receive additional whole or fractional Deferred Stock Units equal to the value of the dividends that would have been paid on the common stock deliverable under the Deferred Stock Units divided by the closing stock price of the common stock on the dividend payment date. The first award under the Deferred Stock Unit Program was made following the 2004 Annual Meeting of Shareholders. Following the 2005 Annual Meeting of Shareholders, each nonmanagement director received 1,093 Deferred Stock Units.

The Board believes that, in order to better align the interests of individual Board members with those of the Company’s shareholders, it is important for Board members to own Company common stock. Accordingly, in May 2003 the Board established a guideline by which Board members are required to own stock, stock units or other equivalents equal to three times their annual retainer within four years of their joining the Board or the adoption of this guideline. All directors have met their stock ownership guidelines.

Insurance

The directors and officers of PCC and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. PCC companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses pursuant to the indemnification provisions of the Company’s articles of incorporation and bylaws. Such insurance, effective April 2, 2006 through April 1, 2007, is provided by Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, Twin City Fire Insurance Company, St. Paul Mercury Insurance Company, ACE American Insurance Company, Arch Insurance Company and Navigators Insurance Company. The total cost of this insurance is $1,140,900.

Fiduciary liability insurance provides coverage for PCC companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under applicable law. This coverage, provided by Federal Insurance Company, was renewed effective April 2, 2006 through April 1, 2007 for a cost of $78,650.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s Common Stock as of May 1, 2006 by the Chief Executive Officer, by each of the other four most highly compensated executive officers, by the directors and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Number of Shares Beneficially Owned (excluding shares subject to options)		Options Exercisable Within 60 Days	Total
Peter R. Bridenbaugh	12,746		2,000	14,746
Kenneth D. Buck	22,838		7,500	30,338
Roger A. Cooke	67,453	(1)	142,018	209,471
Mark Donegan	209,338		—	209,338
Dean T. DuCray	8,600	(2)	27,000	35,600
Don R. Graber	5,005		23,000	28,005
Steven G. Hackett	25,540		—	25,540
William D. Larsson	57,500		—	57,500
Vernon E. Oechsle	7,000		15,000	22,000
Byron O. Pond, Jr.	18,000		1,000	19,000
Steven G. Rothmeier	18,000		27,000	45,000
J. Frank Travis	10,000	(3)	11,000	21,000
All directors and executive officers as a group (20 persons)	607,777		559,397	1,167,174

(1)	Includes 4,000 shares owned by children of Mr. Cooke
(2)	Includes 1,600 shares held in trust for children of Mr. DuCray
(3)	Includes 4,000 shares held by Sivart Holdings, a partnership in which Mr. Travis is the controlling partner

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors is composed of three independent directors. Pursuant to authority delegated by the Board of Directors, the Compensation Committee determines the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. The Compensation Committee also is responsible for developing the Company’s executive compensation policies.

The Company’s compensation policies for corporate executive officers (including the named executive officers) are designed to compensate the Company’s executives fairly and to provide incentives for the executives to manage the Company’s businesses effectively for the benefit of its shareholders. In fiscal 2006, the Compensation Committee retained the services of an independent consultant with special expertise in compensation matters to assist the Committee and the Board of Directors in the design and monitoring of compensation arrangements that are fair and competitive for the executives and consistent with the objectives of the shareholders. The consultant compared the current compensation of the Company’s executive officers with compensation from a large number of industrial companies. The comparator group of companies included companies of similar size, complexity and management structure as the Company and its significant operating subsidiaries. Industry classifications, growth trends and other business characteristics were also considered in selecting the comparator group of companies.

The key objectives of the Company’s compensation policies for executive officers (including the named executive officers) are to attract and retain key executives who are important to the long-term success of the Company and to provide incentives for these executives to achieve high levels of job performance and enhance shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term. It is the general policy of the Compensation Committee to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants in order that the total compensation (base salary, cash bonus and stock options) of the Company’s executive officers ranges from the 50th percentile to the 75th percentile of the comparator group of companies.

Executive Officer Compensation Program

The Company’s executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

Salary. The Compensation Committee established base salaries for the Company’s executive officers in fiscal 2006 after taking into account individual experience, job responsibility and individual performance during the prior year. These factors are not assigned a specific weight in establishing individual base salaries. The Committee also considered the Company’s executive officers’ salaries relative to salary information from the comparator group of companies previously identified in the consultant’s report described above.

After considering the information on individual performance and the comparative information provided by the compensation consultant, the Compensation Committee made specific adjustments to the fiscal 2005 compensation levels of the executive officers as determined to be appropriate in the circumstances and in furtherance of the Company’s compensation policies.

Cash Bonuses. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive to executives and other employees to achieve predetermined division and Company performance objectives. For fiscal 2006, the Company’s executive incentive bonuses were determined pursuant to the Company’s Executive Performance Compensation Plan, which was approved by shareholders at the 2002

Annual Meeting. Under this plan, the Compensation Committee annually selects a threshold parameter for the participating officers, consisting of one or more performance criteria for the Company. If the threshold parameter is not achieved, no performance compensation award is paid for that year. The threshold parameter was met for fiscal 2006.

If the threshold parameter is met, the exact amount of the cash bonus payable to the executive officer is determined at the discretion of the Compensation Committee with reference to pre-established performance criteria. In fiscal 2006, the Compensation Committee adopted the performance criteria set forth in three separate cash bonus programs which are applicable to the five named executive officers of the Company. The Corporate Bonus Program is applicable to Messrs. Donegan, Larsson and Cooke, the PCC Airfoils Executive Bonus Program is applicable to Mr. Buck and the SPS Fasteners Executive Bonus Program is applicable to Mr. Hackett and. In approving final bonuses for executive officers for fiscal 2006, the Compensation Committee considered the degree to which each executive officer had achieved the performance criteria applicable to him and exercised its discretion in a manner that resulted in each executive officer’s bonus award being reduced to the amount determined under the applicable plan that correlated to the achieved level of performance.

Stock Options. Under the Company’s compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company’s stock incentive plans, the Board of Directors or the Compensation Committee may grant options to purchase Common Stock of the Company to key employees of the Company and its subsidiaries. The Board of Directors makes annual grants of non-statutory stock options to acquire the Company’s Common Stock at an exercise price equal to the fair market value of the shares on the date of grant. The number of shares granted to executive officers was consistent with the Compensation Committee’s general policy to consider individual performance and general guidelines which establish the number of shares needed to deliver total compensation between the 50th and 75th percentile when compared to the comparator group of companies. The options vest in 25 percent increments over the four-year period following grant. All non-statutory stock options granted to date become fully exercisable upon a change in control of the Company.

Chief Executive Officer Compensation

The Compensation Committee annually determines the Chief Executive Officer’s compensation. For fiscal 2006, Mr. Donegan earned $2,328,450 in salary and bonus as shown in the Summary Compensation Table on page 14. The Committee considered this level of payment appropriate in view of the Company’s fiscal 2006 results of operations and the effectiveness of Mr. Donegan’s continuing leadership of the Company. It has been the Committee’s practice to determine the Chief Executive Officer’s base salary following a review of the salaries of chief executive officers for companies of comparable size and industry and upon a review of the Chief Executive Officer’s performance. In keeping with the compensation policies described above, which emphasize both short-term and long-term performance rewards rather than base salary only, the Chief Executive Officer’s cash compensation (base salary and annual cash bonus), is normally set between the 50th and the 75th percentile of cash compensation paid to the chief executive officers of the comparator group of companies and the Chief Executive Officer’s bonus is determined under the Executive Performance Compensation Plan procedures described under Cash Bonuses above, based upon the level of achievement of pre-established performance objectives and the exercise of the Committee’s discretionary powers. Because of the Company’s superior operating results in fiscal 2006, Mr. Donegan’s cash compensation was at approximately the 75th percentile for total cash compensation. The annual stock option grant to Mr. Donegan in fiscal 2006 was fixed at approximately the 75th percentile level based on his individual performance in fiscal 2006. Additional information regarding the option grant is set forth below under “Option Grants in Last Fiscal Year.”

Stock Ownership Guidelines

The Compensation Committee has endorsed stock ownership guidelines for all senior level executives. Under these guidelines, executives are expected to own a number of shares of Company Common Stock or

Common Stock equivalents based upon their position within the Company. Executive officers are expected to own stock ranging from 15,000 to 150,000 shares, with the number increasing in accordance with the executive’s responsibilities within the Company. Individuals are given a vesting schedule to achieve the target ownership levels. All executive officers have met their stock ownership guidelines.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), generally limits the Company’s federal income tax deduction to $1 million for compensation paid to the Company’s chief executive officer and to each of the Company’s four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit.

In August 2002, the shareholders approved the Executive Performance Compensation Plan (the “Plan”). The Plan was developed to reflect current competitive market practices within the limitations of Section 162(m) and replaced the Company’s Executive Performance Compensation Plan which had been in effect prior to fiscal 2003. Because the Company intends to grant awards under the Plan in a manner that satisfies the performance-based compensation requirements, incentive compensation over $1 million paid under the Plan should be deductible.

Steven G. Rothmeier, Chairman

Don R. Graber

Vernon E. Oechsle

Summary Compensation Table

The following table sets forth compensation paid to the Chief Executive Officer and the other five most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

Name and Principal Position	Year	Annual Compensation(1)			Long-Term Compensation Awards	All Other Compensation(5)
		Salary	Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options(4)
Mark Donegan Chairman and Chief Executive Officer	2006 2005 2004	$975,000 837,500 740,000	$1,353,450 2,071,950 878,400	— —	260,000 400,000 400,000	$700 700 700

William D. Larsson Senior Vice President and Chief Financial Officer	2006 2005 2004	451,250 426,250 401,251	545,200 873,535 444,960	9,262 709 4,922	50,000 64,000 59,514	6,690 6,565 6,565

Kenneth D. Buck Senior Vice President and President PCC Airfoils	2006 2005 2004	296,250 227,499 235,420	631,901 433,158 319,469	— — —	50,000 20,000 10,000	2,191 1,775 1,775

Steven G. Hackett Senior Vice President and President—Fastener Products Group	2006 2005 2004	373,750 334,995 273,941	509,160 592,154 357,669	— — —	45,000 80,000 30,000	5,785 5,660 6,356

Roger A. Cooke Vice President Regulatory and Legal Affairs	2006 2005 2004	370,000 353,750 342,501	372,295 597,140 308,400	5,845 62,345 —	34,000 44,000 54,664	6,290 6,165 6,040

(1)	Includes compensation deferred at the election of the executive officers under the Company’s 401(k) Plan and Executive Deferred Compensation Plan.
(2)	These amounts are cash awards under the bonus plans described under Cash Bonuses in the Report of the Compensation Committee on Executive Compensation above.
(3)	Amounts shown in Other Annual Compensation include perquisites if the aggregate amount of such benefits exceeds $50,000. For Mr. Cooke, the amount shown for 2005 includes $44,000 for reimbursement of club initiation fees. The figures shown in Other Annual Compensation also represent performance adjustments on certain amounts deferred at the election of the named executive officer under the Company’s Executive Deferred Compensation Plan and amounts reimbursed during the fiscal year for the payment of taxes related to the Supplemental Executive Retirement Plan.
(4)	Represents shares of Common Stock issuable upon exercise of non-statutory stock options as described under Stock Options in the Report of the Compensation Committee on Executive Compensation.
(5)	Includes term life insurance premiums paid by the Company and Company matching contributions under 401(k) plans. Amounts paid in 2006 for life insurance premiums are: $700, $1,440, $2,191, $535 and $1,040 for Messrs. Donegan, Larsson, Buck, Hackett and Cooke, respectively. Company matching contributions under 401(k) plans in 2006 are: $-, $5,250, $-, $5,250 and $5,250 for these same executives.

Option Grants in Last Fiscal Year

The following table provides information regarding stock options granted to the named executive officers who received options in fiscal 2006.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)($)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($)	Expiration Date

Name					5%	10%
Mark Donegan	260,000	18.2	47.84	11/15/15	7,822,443	19,823,606
William D. Larsson	50,000	3.5	47.84	11/15/15	1,504,316	3,812,232
Kenneth D. Buck	50,000	3.5	47.84	11/15/15	1,504,316	3,812,232
Steven G. Hackett	45,000	3.2	47.84	11/15/15	1,353,884	3,431,009
Roger A. Cooke	34,000	2.4	47.84	11/15/15	1,022,935	2,592,318

(1)	Options are granted at an exercise price equal to fair market value at the date of grant (the lowest sale price on the New York Stock Exchange on the grant date). Options become exercisable for 25 percent of the shares one year after the date of grant and for 25 percent of the shares each year thereafter. Each of the options is subject to accelerated vesting in the event of a change in control of the Company. Each option terminates 12 months following death, disability or retirement at normal retirement age or bona fide early retirement and six months after termination of employment for any other reason. Options awarded after November 2003 to participants in the Company’s Supplemental Executive Retirement Plan provide for acceleration of vesting and remain exercisable for their full term if the optionee remains in the employ of the Company to normal retirement age. For options awarded after November 2004, the Board may provide that stock appreciation rights payable in Company stock may be granted in substitution for the subject stock options.
(2)	In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or “option spreads” that would exist for the respective options based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term and do not represent the Company’s estimate or projection of the future stock price.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table indicates (i) stock options exercised by named executive officers during fiscal 2006, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of the Company’s fiscal year-end, April 2, 2006, and (iii) the value of “in-the-money” options at April 2, 2006.

Name	Shares Acquired on Exercise	Value Realized(1) ($)	Number of Securities Underlying Unexercised Options Held at Fiscal Year-End (Exercisable/ Unexercisable)	Value of Unexercised In-the-Money Options at Fiscal Year-End (Exercisable/ Unexercisable)(2)($)
Mark Donegan	376,224	13,434,161	—/881,224	—/25,146,427
William D. Larsson	161,016	4,911,189	—/152,178	—/4,279,420
Kenneth D. Buck	37,156	1,413,329	7,500/75,000	236,763/1,435,800
Steven G. Hackett	51,171	1,736,863	—/133,671	—/3,442,957
Roger A. Cooke	42,007	1,596,037	142,018/116,339	6,205,881/3,465,362

(1)	Value realized equals fair market value of the stock on the date of exercise, less the exercise price, times the number of shares acquired. Taxes must be paid by the individual on the value realized.
(2)	Value of unexercised in-the-money options equals the fair market value of a share into which the option can be converted at March 31, 2006 (market price $59.40), less exercise price, times the number of options outstanding.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of Common Stock that were subject to outstanding stock options or other compensation plan grants and awards at April 2, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,586,742	$28.07	1,939,354	(1)
Equity compensation plans not approved by security holders	3,636,500	$25.03	3,693,409	(2)
Total	6,223,242	$26.29	5,632,763

(1)	Under the Company’s 1994 Stock Incentive Plan (the “1994 Plan”), 2,254 shares of Common Stock remain available for issuance. These shares may be issued at the discretion of the Board of Directors as restricted stock, nonqualified or incentive stock options, stock appreciation rights, stock bonuses, restricted stock and cash bonus rights to key employees of the Company and its subsidiaries. At this time, no awards other than options have been issued under the 1994 Plan. 1,937,100 shares of Common Stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). The 2001 Plan permits the Board of Directors to make awards to (1) selected employees, officers and directors and (2) selected nonemployee agents, consultants, advisers and independent contractors. These awards can be incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonus awards, restricted stock and restricted stock units. Shares of Common Stock awarded as stock bonuses, restricted stock or in connection with restricted stock units may not together exceed 20 percent of the shares authorized for issuance under the 2001 Plan. At this time, no awards other than options have been issued under the 2001 Plan.
(2)	The Company’s 1999 Nonqualified Stock Option Plan (the “1999 Plan”) as initially adopted and subsequently amended and adjusted to reflect stock splits provides for the issuance of up to 12,000,000 shares of Common Stock upon the exercise of nonqualified stock options granted to employees (excluding employees who are officers or directors of the Company) of the Company and its subsidiaries. 3,693,409 shares of Common Stock remain available for issuance under this plan. The Board of Directors administers the 1999 Plan or it may delegate this duty to any of its committees. The option exercise price may be any amount determined by the Board of Directors. The 1999 Plan will continue in effect until all shares available for issuance under the 1999 Plan have been issued and all restrictions on such shares have lapsed.

Return to Shareholders Performance Graph

The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total shareholder return on its Common Stock to the cumulative total return of the S&P 500 Index and the S&P 500 Aerospace Index. The comparison assumes that $100 was invested on March 31, 2001 in the Company’s Common Stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

MEASUREMENT PERIOD

(by fiscal year)

	2001	2002	2003	2004	2005	2006
S&P 500	100.0	100.24	75.42	100.27	108.03	121.48
S&P 500 Aerospace & Defense	100.0	109.52	73.41	102.13	130.64	160.87
Precision Castparts Corp.	100.0	107.56	72.73	131.73	233.18	365.28

Retirement Plans

The Company and its subsidiaries maintain defined benefit pension plans and defined contribution plans (the “retirement plans”) covering the named executive officers. Executive officers and those directors who are full-time employees receive benefits at retirement under one or more of the retirement plans.

The benefits under the defined benefit plans covering the named executive officers are based on the average monthly salary in the five consecutive years of highest compensation (exclusive of some or all of bonuses) and length of service with the Company. Employees do not contribute to those retirement plans, and the amount of the Company’s annual contribution is based on an actuarial determination. One of the retirement plans provides that a participant’s accrued benefit will become 100 percent vested upon the occurrence of a change in control of the Company and provides for disposition to participants of any surplus assets in the retirement plan upon termination of the retrement plans following a change in control of the Company.

The Company also maintains a Supplemental Executive Retirement Plan (the “SERP”) for the named executive officers. The SERP provides participating employees with a supplemental retirement benefit upon normal retirement at age 65 with 10 or more credited years of service. The SERP is designed to pay a basic monthly annuity benefit equal to 60 percent of Final Average Pay (defined as the average of the highest three calendar years of compensation out of five consecutive years of covered employment including all of any bonus and all of any deferred compensation) minus the amount of any benefits under the participant’s retirement plans and the Primary Social Security Benefit (as defined in the SERP). For participants retiring with between 10 and 20 benefit- credited years of service at age 65, the basic benefit under the SERP formula before offset is reduced by 1/20th for each year less than 20. There is a provision for an actuarially reduced early retirement benefit at or after age 55 with at least 10 years of service. Mr. Cooke is eligible to retire at or after age 55 with at least 5 years of credited service at a reduced initial target percentage of Final Average Pay. For participants retiring with more than 20 years of service at age 65, the benefit is (a) the basic benefit before offset, plus (b) 0.5 percent of Final Average Pay times years of service over 20, minus (c) the amount of any benefits under the participant’s retirement plans and the Primary Social Security Benefit. Service and pay can continue to accrue if retirement is deferred past age 65, but there is no actuarial increase for deferred start of benefits after age 65. In lieu of an annuity benefit, the SERP provides for lump-sum payment of a participant’s benefit if timely elected and of an accelerated vested benefit in the event of termination of employment following a change in control of the Company. Each of the named executive officers of the Company has been designated as a participant in the SERP.

The following table shows the estimated annual benefits payable under the defined benefit plans and SERP to each of the named executive officers upon normal retirement at age 65 as of April 2, 2006.

Average Earnings Credited for Retirement Benefits	Benefit Years at Retirement
	10	15	20	25	30	35
$ 800,000	$216,000	$336,000	$456,000	$476,000	$496,000	$516,000
1,000,000	276,000	426,000	576,000	601,000	626,000	651,000
1,200,000	336,000	516,000	696,000	726,000	756,000	786,000
1,400,000	396,000	606,000	816,000	851,000	886,000	921,000
1,600,000	456,000	696,000	936,000	976,000	1,016,000	1,056,000
1,800,000	516,000	786,000	1,056,000	1,101,000	1,146,000	1,191,000
2,000,000	576,000	876,000	1,176,000	1,226,000	1,276,000	1,326,000
2,200,000	636,000	966,000	1,296,000	1,351,000	1,406,000	1,461,000
2,400,000	696,000	1,056,000	1,416,000	1,476,000	1,536,000	1,596,000
2,600,000	756,000	1,146,000	1,536,000	1,601,000	1,666,000	1,731,000
2,800,000	816,000	1,236,000	1,656,000	1,726,000	1,796,000	1,866,000
3,000,000	876,000	1,326,000	1,776,000	1,851,000	1,926,000	2,001,000
3,200,000	936,000	1,416,000	1,896,000	1,976,000	2,056,000	2,136,000
3,400,000	996,000	1,506,000	2,016,000	2,101,000	2,186,000	2,271,000
3,600,000	1,056,000	1,596,000	2,136,000	2,226,000	2,316,000	2,406,000
3,800,000	1,116,000	1,686,000	2,256,000	2,351,000	2,446,000	2,541,000
4,000,000	1,176,000	1,776,000	2,376,000	2,476,000	2,576,000	2,676,000

Note: The amounts shown above are applicable to employees retiring in 2006 at age 65. Average Earnings Credited for Retirement Benefits shown in this table is the highest three-year average of salary and bonus. The amounts listed are net of an offset for estimated Social Security benefits.

The following table shows the number of credited years of service, for purposes of the benefit table above, for the officers named in the Summary Compensation Table who were not retired as of April 2, 2006. The Compensation covered by the retirement plans is substantially equivalent to the sum of the salary and bonus amounts contained in the Summary Compensation Table.

Name of Individual	Credited Years of Service
Mark Donegan	20
William D. Larsson	26
Kenneth D. Buck	8
Steven G. Hackett	11
Roger A. Cooke	6

Other Agreements

The Company’s senior executives are parties to severance agreements with the Company. The agreements generally provide for the payment upon termination of the executive’s employment by the Company without cause or by the employee for “good reason” (as defined in the severance agreement) within two years following a change in control of the Company of an amount equal to three times that employee’s annual salary and bonus (on an after-excise-tax basis), a lump-sum pension payment based upon three additional years of service and three years of continued coverage under life, accident and health plans. Each executive is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a “potential change in control” (as defined in the severance agreement). Messrs. Donegan, Larsson, Buck, Hackett and Cooke have each entered into a severance agreement.

PROPOSAL 2: AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

TO INCREASE COMMON STOCK

The Board of Directors Recommends a Vote “For” Proposal 2

The Proposal

The Board of Directors has unanimously adopted a resolution subject to shareholder approval to amend the Company’s Restated Articles of Incorporation to increase from 300,000,000 to 450,000,000 the number of authorized shares of Common Stock. This amendment is being submitted to the shareholders of the Company for approval. Under this proposal, Section 1 of Article II of the Restated Articles of Incorporation will be amended to provide as follows:

“The aggregate number of shares that the corporation shall have the authority to issue is four hundred fifty-one million (451,000,000) shares, divided into four hundred fifty million (450,000,000) shares of Common Stock, without par value, and one million (1,000,000) shares of No Par Serial Preferred Stock, without par value.”

Background and Reasons for the Amendment

The Company’s Restated Articles of Incorporation currently authorize the Company to issue up to 300,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. In connection with the rising market price of its Common Stock, the Company declared a two-for-one split of its Common Stock, effected by a stock dividend, on September 9, 2005. Consequently, as of June 23, 2006, 135,276,274 shares of Common Stock were issued and outstanding. The Company also has issued, or reserved for issuance, shares of its Common Stock in connection with several benefit plans, including its employee stock purchase plan and its stock incentive plans. Use of shares under these plans has increased with the growth of the Company and its employee base. At June 1, 2006, approximately 14,082,000 shares were reserved for issuance under the Company’s stock-based plans. Giving effect to the reserved shares, approximately 150,000,000 shares of our Common Stock are currently available for future use.

The Board of Directors believes that it is in the Company’s best interest to increase the number of authorized but unissued shares of Common Stock in order to have additional shares available to meet the Company’s future business needs as they arise. The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock currently outstanding. The additional shares of Common Stock would provide the Company with the flexibility to issue additional shares for, among other things, the declaration of stock splits or dividends, various equity compensation and other employee benefit plans and arrangements, the sale of stock to raise additional capital, the purchase of property or assets, the acquisition or merger into the Company of other companies, and other bona fide corporate purposes. While the Company’s management has no current arrangements, agreements, understandings or plans for the use of the additional shares proposed to be authorized, the Board of Directors believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of purposes that the Board of Directors may deem advisable.

Shareholders do not have preemptive rights, and thus do not have a preferential right to purchase additional shares issued by the Company. If the board of directors elects to issue additional shares of Common Stock, the issuance could have a dilutive effect on earnings per share, book value per share if a shareholder does not purchase additional shares to maintain its, his or her pro rata interest, and a shareholder’s percentage voting power in the Company. If authorized, the additional shares of Common Stock could be issued without further action by the Company’s shareholders, unless shareholder approval is required by law, regulation or stock exchange rule.

Although an increase in the authorized shares of Common Stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Board of Directors is not proposing this amendment to the Restated Articles of Incorporation in response to any effort known to the Board of Directors to accumulate Common Stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the shareholders. Finally, the Board of Director does not currently contemplate recommending the adoption of any other amendments to the Restated Articles of Incorporation which could be construed as affecting the ability of third parties to take over or to change the control of the Company.

Vote Required for Approval and Recommendation by the Board.

The Board of Directors recommends a vote FOR Proposal 2. In order for the proposal to approve the amendment to the Restated Articles of Incorporation to be approved, the votes cast in favor of the proposal must exceed the votes cast in opposition to the proposal. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on this proposal.

PROPOSAL 3: REAPPROVAL OF THE 2001 STOCK INCENTIVE PLAN

The Board of Directors Recommends a Vote “For” Proposal 3

In May 2001, the Board of Directors adopted the 2001 Stock Incentive Plan (the “2001 Plan”) subject to shareholder approval. The 2001 Plan was approved by the shareholders at the 2001 Annual Meeting of Shareholders. The 2001 Plan was amended in 2004 to permit the grant of stock appreciation rights and restricted stock units. Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) requires that the per-employee limits on the number of shares as to which options and stock appreciation rights may be granted each year be reapproved by the shareholders at least once every five years in order for awards under the 2001 Plan to continue to qualify as performance-based compensation (see Tax Consequences below), and the 2001 Plan is being submitted to shareholders only for that reason. No amendments to the 2001 Plan are proposed.

Description of the 2001 Stock Incentive Plan

The following summary of the 2001 Plan is qualified in its entirety by reference to the full text of the 2001 Plan attached to this proxy statement as Exhibit A.

Eligibility. Employees of the Company or any subsidiary of the Company, including employees who are officers or directors, and selected nonemployee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company, are eligible to participate in the 2001 Plan.

Shares Available. The 2001 Plan as initially adopted and subsequently adjusted to reflect a stock split provides for the issuance of up to 3,000,000 shares of Common Stock. As of June 1, 2006, 80,500 shares of stock had been issued under the 2001 Plan pursuant to the exercise of options, 982,410 shares were subject to outstanding options and 1,937,090 shares were available for future grants.

Administration. The 2001 Plan is administered by the Board of Directors which determines and designates from time to time the individuals to whom awards are made under the 2001 Plan, the amount of any such award and the price and other terms and conditions of any such award. The Board of Directors may delegate to a committee of the Board of Directors (the “Committee”) any or all authority for administration of the 2001 Plan. If authority is delegated to a Committee, all references to the Board of Directors shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, and (ii) that only the Board of Directors may amend or terminate the 2001 Plan. Subject to the provisions of the 2001 Plan, the Board of Directors may adopt and amend rules and regulations relating to the administration of the 2001 Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the 2001 Plan. The Board of Directors may also grant to officers of the Company authority to grant awards under the 2001 Plan subject to restrictions imposed by the Board of Directors.

Awards Available. The 2001 Plan permits the grants of incentive stock options, non-statutory stock options, stock bonus awards, the sale of shares, stock appreciation rights (“SARs”), and restricted stock units (“RSUs”) subject to terms, conditions and restrictions determined by the Board of Directors. If an option granted under the 2001 Plan expires, terminates or is canceled, any unissued shares become available under the 2001 Plan. If shares awarded as a bonus or sold as restricted stock are forfeited to the Company or repurchased by the Company, the shares forfeited or repurchased shall again become available for issuance under the 2001 Plan. Shares awarded as stock bonuses, as restricted stock or in connection with RSUs may not together exceed 20 percent of the Shares authorized for issuance under the Plan. No individual may be granted options or SARs under the 2001 Plan for more than an aggregate of 300,000 shares of Common Stock in any calendar year or, in the case of a newly hired employee, 500,000 in the calendar year in which the employee is hired.

Term of Plan. The 2001 Plan will continue until all shares available for issuance under the 2001 Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the 2001 Plan at any time except with respect to options and shares subject to restrictions then outstanding under the 2001 Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the 2001 Plan.

Stock Options. The Board of Directors determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the time or times at which the options may be exercised and whether the option is an Incentive Stock Option, as defined in Section 422 of the Code (an “ISO”), or an option other than an ISO (a “Non-Statutory Stock Option” or “NSO”). If the option is an ISO or NSO, the option price cannot be less than the fair market value of the Common Stock on the date of grant. If an optionee of an ISO at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price may not be less than 110% of the fair market value of the Common Stock on the date of grant. The fair market value of such shares shall be deemed to be the closing price of the Common Stock last reported before the time the option is granted, (or in the case of NSOs the lowest sale price on the date of grant) or any other value of the Common Stock as specified by the Board of Directors. No ISO may be granted on or after the tenth anniversary of the date that the 2001 Plan was adopted by the Board of Directors. The aggregate fair market value, on the date of the grant, of the stock for which ISOs are exercisable for the first time by an employee during any calendar year may not exceed $100,000. If such aggregate fair market value exceeds $100,000, the portions of the option or options that would create the excess value are treated as NSOs. No monetary consideration is paid to the Company upon the granting of options.

Options granted under the 2001 Plan generally continue in effect for the period fixed by the Board of Directors, except that NSOs and ISOs are not exercisable after the expiration of 10 years from the date of grant or, in the case of ISO’s only, five years in the case of 10% shareholders. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board of Directors with respect to an NSO, are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by or in the service of the Company or a subsidiary or within 12 months following termination of employment by reason of death or, in the case of NSOs, bona fide early retirement, or 3 months (6 months in the case of NSOs) following termination for any other reason, but if and only to the extent the optionee was entitled to exercise the option at the date of termination. The 2001 Plan provides that the Board of Directors may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including cash which may be the proceeds of a loan from the Company, or, with the consent of the Board of Directors, in whole or in part, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in deferred compensation credits, in promissory notes, or in other forms of consideration. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the 2001 Plan for future option grants are reduced by the number of shares with respect to which the option is exercised, less any shares surrendered in payment or withheld to satisfy withholding obligations.

Stock Bonus Awards. The Board of Directors may award Common Stock as a stock bonus under the 2001 Plan and determine the number of shares to be awarded and the period of time for the award, including stock units that provide for delivery of Common Stock at a later date. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Board of Directors at the time the stock is awarded. The 2001 Plan limits the total number of shares that may be issued as stock bonuses, as restricted stock or in connection with RSUs to 20 percent of the number of shares authorized for use under the 2001 Plan.

Restricted Stock; Restricted Stock Units. The Plan provides that the Board of Directors may issue restricted stock or RSUs in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Board of Directors may determine, except that the 2001 Plan limits the total number of shares that may be issued as stock bonuses, as restricted stock or in connection with RSUs to 20 percent of the number of shares authorized for use under the 2001 Plan. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded.

Stock Appreciation Rights. SARs may be granted under the 2001 Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes. With respect to each grant, the Board of Directors shall determine the number of shares subject to the SAR, the period of the SAR, and the time or times at which the SAR may be exercised. SARs shall continue in effect for the period fixed by the Board of Directors except that by its terms no SAR shall be exercisable after the expiration of 10 years from the date it is granted. SARs granted with an option may be exercised only to the extent and on the same conditions that the related option could be exercised. Each SAR entitles the holder, upon exercise, to receive without payment to the Company (except for applicable withholding taxes) an amount equal to the excess of the fair market value of a Common Share on the exercise date over the fair market value of a Common Share on the date of grant, multiplied by the number of Common Shares covered by the SAR that is surrendered. Payment by the Company upon exercise of a SAR shall be made in Common Shares valued at fair market value. Upon the exercise of a SAR, the number of shares reserved for issuance under the 2001 Plan will be reduced by the number of shares subject to the SAR.

Foreign Qualified Grants. The Board of Directors may adopt such supplements to the 2001 Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws except that no award shall be granted under any such supplement with terms that are more beneficial to the participants than the terms permitted under the 2001 Plan.

Changes in Capital Structure. The 2001 Plan provides that if the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any sale, lease, exchange or other transfer, stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for grants under the 2001 Plan and in all other share amounts set forth in the Plan. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party, or any sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (each a “Transaction”), the Board of Directors will, in their sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding awards under the Plan: (i) outstanding options and SARs will remain in effect in accordance with their terms; (ii) outstanding options and SARs will be converted into options and SARs to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction; or (iii) the Board of Directors will provide a period of 30 days or less prior to the consummation of the Transaction during which outstanding options and SARs will be exercisable to the extent they are already vested or vest within that period. Upon the expiration of such period, all unexercised options and SARs will immediately terminate. The Board of Directors may, in their sole discretion, accelerate the exercisability of options and SARs so that they are exercisable in full during this period. In the event of the dissolution of the Company, options and SARs will be treated in accordance with clause (iii) above.

Amendments. The Board of Directors may at any time modify or amend the 2001 Plan in any respect. Except in connection with a change in capital structure, however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Tax Consequences. The following description is a summary of the federal income tax consequences of awards under the 2001 Plan. Applicable state, local and foreign tax consequences may differ.

Certain options authorized to be granted under the 2001 Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, an optionee will not recognize income upon grant or exercise of an ISO, although exercise may result in alternative minimum tax liability for the optionee. If an employee exercises an ISO and does not dispose of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as gain from the sale or exchange of a capital asset. Ordinarily, if an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price will be taxable as compensation income in the year of the disqualifying disposition. On certain sales or exchanges, however, the compensation income is limited to the amount by which the amount realized on the disqualifying disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company generally will be entitled to a deduction to the extent the employee recognized compensation income.

Certain options authorized to be granted under the 2001 Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law currently in effect, provided the exercise price of the option is not less than the fair market value of the underlying stock at the time of grant, the optionee generally will not recognize income until the option is exercised. At the time of exercise of an NSO, the optionee will recognize compensation income, and the Company generally will be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the compensation income. Upon the sale of shares acquired upon exercise of an NSO, the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise generally will be capital gain or loss.

An employee who receives shares in connection with the performance of services generally will recognize compensation income at the time of receipt of the shares. This general rule applies to the receipt of shares that are not substantially vested for purposes of Section 83 of the Code if the employee makes an election pursuant to Section 83(b) of the Code within 30 days after the original transfer. If the shares are not substantially vested at the time of receipt and the employee does not make a Section 83(b) election, the employee generally will recognize compensation income in each year in which a portion of the shares substantially vest, with the amount of such income equal to the amount by which the value of the shares at the time of vesting exceeds the amount, if any, that the employee paid for the shares. The Company generally will be entitled to a deduction equal to the amount includable as compensation income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company is required to withhold on the income amount.

Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1,000,000 limit if the option or SAR and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and SARs may be granted. Approval of this Proposal 3 will constitute reapproval of the per-employee limit under the 2001 Plan previously approved by the shareholders. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than fair market value of the Company’s Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and SARs granted under the 2001 Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Vote Required for Approval and Recommendation by the Board

The Board of Directors recommends a vote FOR Proposal 3. In order for the proposal to reapprove the 2001 Plan to be approved, the votes cast in favor of the proposal must exceed the votes cast in opposition to the proposal. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information about each person known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock as of April 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Fidelity Management and Research Company 82 Devonshire Street Boston, MA 02109	10,395,260	7.82%

(1)	The amounts listed are based entirely on Form 13Gs filed with the Securities and Exchange Commission by the beneficial owners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. To the Company’s knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the fiscal year ended April 2, 2006, each of its executive officers, directors and persons who owns more than 10 percent of the Company’s Common Stock complied with all applicable Section 16(a) filing requirements.

ANNUAL REPORT AND FORM 10-K

We have included with this proxy statement a copy of the Company’s 2006 Annual Report which includes the Company’s Annual Report on Form 10-K. Upon written request the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 440, Portland, OR 97239-4262.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. We have hired The Proxy Advisory Group, LLC to assist with annual meeting procedures and to solicit proxies for a fee of $7,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners of stock to execute proxies. On request, we will reimburse those expenses.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company’s bylaws. To be timely, a shareholder’s notice must be in writing, delivered to or mailed and received at the principal executive office of the Company, not less than 50 days nor more than 75 days prior to that year’s annual meeting; provided, however, that in the event less than 65 days’ notice or prior public disclosure of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the 15th day following the date on which such notice of the annual meeting was mailed or such public disclosure was made, whichever first occurs. For purposes of the Company’s 2007 annual meeting, such notice, to be timely, must be received by the Company between June 1, 2007 and June 26, 2007. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s annual meeting proxy materials be received at our principal office by March 6, 2007. Our mailing address is 4650 SW Macadam, Suite 440, Portland, Oregon 97239.

Whether you plan to attend the meeting or not, please sign the enclosed proxy form and return it to us in the enclosed, stamped envelope.

/s/ ROGER A. COOKE
Roger A. Cooke Secretary

Portland, Oregon

July 3, 2006

EXHIBIT A

PRECISION CASTPARTS CORP.

2001 STOCK INCENTIVE PLAN, AS AMENDED

1. Purpose. The purpose of this 2001 Stock Incentive Plan (the “Plan”) is to enable Precision Castparts Corp. (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company. As used in this Section 1, the term “subsidiary” shall include corporations, limited liability companies, partnerships or other entities directly or indirectly controlled by the Company.

2. Shares Subject to the Plan. Subject to adjustment as provided below and in Section 9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 1,500,000 shares. If an option or stock appreciation right granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or stock appreciation right shall again be available under the Plan. If shares awarded as a bonus pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan. If restricted stock units awarded under Section 8 are cancelled or forfeited, any shares of Common Stock deliverable in connection with such restricted stock units shall again be available under the Plan.

3. Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective as of May 24, 2001. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present or by means of consent resolutions, and the exercise of any Incentive Stock Options granted under the Plan before approval shall be conditioned on and subject to that approval. Subject to this limitation, options and stock appreciation rights may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, restricted stock units or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 10.

4.3 Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

5. Types of Awards, Eligibility, Limitations. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) grant stock appreciation rights as provided in Section 6.4; (iv) award stock bonuses as provided in Section 7; (v) sell shares subject to restrictions as provided in Section 8.1; and (vi) grant restricted stock units as provided in Section 8.2. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that (i) only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan, and (ii) the Company shall not issue or sell more than 20 percent of the shares reserved for issuance under the Plan as stock bonuses as provided in Section 7 or shares issued as restricted stock or in connection with restricted stock units as provided in Section 8, aggregating for purposes of this limitation all shares issued under Section 7 and Section 8. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights for more than an aggregate of 500,000 shares of Common Stock in the calendar year in which the employee is hired or 300,000 shares of Common Stock in any other calendar year.

6. Stock Options; Stock Appreciation Rights.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

6.1-2 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-3 Payment on Exercise. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-4 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 100 percent of the fair market value, as described in Section 6.3-1, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.5-1, 6.5-2 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than

100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant, and shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, the lowest reported sale price on the date of grant, or another value of the Common Stock as specified by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.4 Stock Appreciation Rights.

6.4-1 Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes. With respect to any stock options granted after May 19, 2004, the Board of Directors may provide that at a later date stock appreciation rights may be granted in substitution for stock options granted under the Plan. With respect to each grant, the Board shall determine the number of shares subject to the stock appreciation right, the period of the stock appreciation right, and the time or times at which the stock appreciation right may be exercised. Stock appreciation rights shall continue in effect for the period fixed by the Board of Directors except that by its terms no stock appreciation right shall be exercisable after the expiration of 10 years from the date it is granted.

6.4-2 Stock Appreciation Rights Granted in Connection with Options. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the grant relates terminates.

6.4-3 Exercise. Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right shall be made in Common Stock valued at fair market value. For this purpose, the fair market value of the Common Stock shall be the closing price of the Common Stock last reported before the time of exercise, or such other value of the Common Stock as specified by the Board of Directors.

6.4-4 Fractional Shares. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

6.4-5 Nontransferability. Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder.

6.5 Exercise of Options and Stock Appreciation Rights

6.5-1 Exercise. Except as provided in Section 6.5-2 or as determined by the Board of Directors, no option or stock appreciation right granted under the Plan may be exercised unless at the time of exercise the holder is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option or stock appreciation right was granted. Except as provided in Sections 6.5-2 and 9, options and stock appreciation rights granted under the Plan may be exercised from time to time over the period stated in each option or stock appreciation right in amounts and at times prescribed by the Board of Directors, provided that options and stock appreciation rights may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if a holder does not exercise an option or stock appreciation right in any one year for the full number of shares to which the holder is entitled in that year, the holder’s rights shall be cumulative and the holder may acquire those shares in any subsequent year during the term of the option or stock appreciation right.

6.5-2 Termination of Employment or Service.

6.5-2(a) General Rule. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability, death or, in the case of Nonstatutory Stock Options or stock appreciation rights, bona fide early retirement, as provided in Sections 6.5-2(b), (c) and (d), his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or the expiration of 3 months (6 months in the case of Nonstatutory Stock Options or stock appreciation rights) after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination.

6.5-2(b) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates because of total disability, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 3 months after the date of termination (6 months in the case of Nonstatutory Stock Options or stock appreciation rights), whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the holder to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

6.5-2(c) Termination Because of Death. Unless otherwise determined by the Board of Directors, if a holder dies while employed by or providing service to the Company, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of death and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.5-2(d) Termination Upon Retirement at Normal Retirement Age or at Bona Fide early Retirement. In the event the employment of a holder by the Company or by any subsidiary of the Company is terminated by retirement at normal retirement age as defined under the provisions of the Company’s Retirement Plan or under conditions of bona fide early retirement, any Non-Statutory Stock Option or stock appreciation right may be exercised at any time prior to its expiration date or the expiration of twelve months after the date of such termination of employment, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right on the date of such termination.

6.5-2(e) Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 3-month, 6-month and 12-month exercise periods any length of time not longer than the original expiration date of the option or stock appreciation right. The Board of Directors may at any time increase the portion of an option or stock appreciation right that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.5-2(f) Failure to Exercise Option or Stock Appreciation Right. To the extent that the option or stock appreciation right of any deceased holder or any holder whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option or stock appreciation right shall cease and terminate.

6.5-2(g) Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options and stock appreciation rights shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options and stock appreciation rights shall be suspended during any other unpaid leave of absence.

6.5-3 Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option or stock appreciation right granted under the Plan only upon the Company’s receipt of written notice from the holder of the holder’s binding commitment to purchase shares, specifying the number of shares the holder desires to acquire under the option or stock appreciation right and the date on which the holder agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the holder’s intention to acquire the shares for investment and not with a view to distribution.

6.5-4 Tax Withholding. Each holder who has exercised an option or stock appreciation right shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or stock appreciation right or as a result of disposition of shares acquired pursuant to exercise of an option or stock appreciation right) beyond any amount deposited before delivery of the certificates, the holder shall pay such amount, in cash or by check, to the Company on demand. If the holder fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the holder, including salary, subject to applicable law. With the consent of the Board of Directors, a holder may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered in connection with an option exercise shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.5-5 Reduction of Reserved Shares. Upon the exercise of an option or stock appreciation right, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option or stock appreciation right.

7. Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8. Restricted Stock; Restricted Stock Units.

8.1 Restricted Stock. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.

8.2 Restricted Stock Units. The Board of Directors may grant restricted stock units under the Plan, including restricted stock units or deferred stock units that provide for delivery of Common Stock, cash or property at a later date. Restricted stock units are awards valued in whole or part by reference to, or otherwise based on, shares of Common Stock, and may give the participant the right to receive Common Stock at a later delivery date. Restricted stock units may be granted for any consideration (including promissory notes and services) determined by the Board of Directors. Restricted stock unit awards may be paid in shares of Common Stock, cash or any other forms of property as the Board of Directors shall determine. Subject to the provisions of the Plan, the Board of Directors shall determine the participants to whom awards shall be made, the number of shares to be granted pursuant to or by reference to such awards, the time or times at which Common Stock, cash or other property may be delivered pursuant to the restricted stock units, any provisions regarding deferral of delivery of the Common Stock, including deferrals, at the election of the participants, and all other terms, conditions and restrictions of the awards, including the effect, if any, on the awards of any dividends on the underlying stock. Unless otherwise determined by the Board of Directors, each restricted stock unit granted under the Plan, and all shares of Common Stock subject to such unit, by its terms shall, prior to the delivery date applicable to the award, be nonassignable and nontransferable by the participant, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the participant’s domicile at the date of death.

8.3 Other Provisions. The certificates representing shares of restricted stock or shares issued in connection with restricted stock units shall bear any legends required by the Board of Directors. The Company may require any participant receiving restricted stock or restricted stock units to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock or the issuance of stock in connection with restricted stock units, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

9. Changes in Capital Structure.

9.1 Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the holder’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

9.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion (i) make any adjustment to the number and kind of shares of stock deliverable upon any Transaction affecting the stock issuable in connection with any restricted stock units and (ii) to the extent possible under the structure of the Transaction, select one or more of the following alternatives for treating outstanding options and stock appreciation rights under the Plan:

9.2-1 Outstanding options and stock appreciation rights shall remain in effect in accordance with their terms.

9.2-2 Outstanding options and stock appreciation rights shall be converted into options and stock appreciation rights to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options and stock appreciation rights shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options and stock appreciation rights shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

9.2-3 The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options and stock appreciation rights may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options and stock appreciation rights shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options and stock appreciation rights so that they are exercisable in full during that period.

9.3 Dissolution of the Company. In the event of the dissolution of the Company, options and stock appreciation rights shall be treated in accordance with Section 9.2-3.

9.4 Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights and stock bonuses and issue restricted stock and restricted stock units under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, restricted stock and restricted stock units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

10. Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Sections 6.4 and 9 however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

11. Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

12. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

13. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

14. Foreign Qualified Grants. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

Adopted: May 24, 2001

Amended: May 19, 2004

PRECISION CASTPARTS CORP.
P R O X Y

The undersigned, revoking all prior proxies, hereby appoints Mark Donegan, William D. Larsson and Roger A. Cooke and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of

Shareholders of Precision Castparts Corp. (the “Company”) to be held on Wednesday, August 16, 2006, or at any adjournment thereof, all shares of the undersigned in the Company.

The shares represented by this proxy will be voted in accordance with the instructions given.

This Proxy is solicited on behalf of the Company’s Board of Directors. The Board of Directors recommends a vote FOR each of the nominees and FOR each of the Proposals.

Unless contrary instructions are given, the shares will be voted for the Nominees, for the Proposals and on any other business that may properly come before the meeting in accordance with the recommendations of the management.

Receipt is acknowledged of the notice and proxy statement relating to this meeting.

(Continued and to be dated and signed on the reverse side.)

PRECISION CASTPARTS CORP. P.O. BOX 11420 NEW YORK, N.Y. 10203-0420

☐	Ú DETACH PROXY CARD HERE Ú

	Please sign, date and return this proxy card promptly using the enclosed envelope.			☒
Votes must be indicated (x) in Black or Blue ink.
1.	ELECTION OF DIRECTORS								FOR	AGAINST	ABSTAIN

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	3.	REAPPROVING THE 2001 STOCK INCENTIVE PLAN	☐	☐	☐

Nominees: Mark Donegan and Vernon E. Oechsle
The shares represented by this proxy will be voted in accordance with the instructions given.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.)

								Please check here if you plan to attend the meeting in person.			☐

				FOR	AGAINST	ABSTAIN

2.	AMENDING THE RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK TO 450,000,000 SHARES			☐	☐	☐		To change your address, please mark this box.			☐
								To include any comments, please mark this box.			☐

Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

___________________________ ___________________________ Date Share Owner sign here Co-Owner sign here